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                                                                    EXHIBIT 10.7
                           COCA-COLA ENTERPRISES INC.
                       1994-1996 LONG-TERM INCENTIVE PLAN

SECTION 1.  PURPOSE.

         The purpose of the 1994-1996 Long-Term Incentive Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") by providing key management and sales employees with incentive to assist the Company in meeting and exceeding its business goals.

SECTION 2.  ADMINISTRATION.

         The Plan shall be administered by a Compensation Committee
(the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) and the regulations thereunder, (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended.

         The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each determination made or action taken pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and upon all persons, including, but not limited to, the Company, the Committee, the Board, officers, the affected Participants (as defined in Section 3), and their respective successors in interest.

         In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the certificate of incorporation or bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 3.  ELIGIBILITY.

         Cash awards ("Awards") may be made under this Plan to the
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chief executive officer, the chief operating officer, senior vice presidents, region vice presidents/general managers, corporate vice presidents, region vice presidents, division general managers, directors of corporate departments, and division senior staff ("Participants").

SECTION 4.  PERFORMANCE GOAL CRITERIA.

         Awards made under the Plan shall be paid solely on account of the attainment of specified compounded increases in cash operating profit ("COP") over the period of three calendar years (the "Performance Period") beginning January 1, 1994, as measured on a corporate-wide basis. For the purposes of the Plan, COP is determined as operating income plus depreciation and amortization, normalized for acquisitions, divestitures and other significant financial events.

SECTION 5.  CALCULATION OF THE AWARD.

         The Committee has established Award levels, described as percentages by which a Participant's average annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified compounded increases in the corporate-wide COP. The Participant's average annual base salary used in the calculation of an Award shall be the average of the base salary in effect on the last day of each year of the three year period to which the Plan applies ("Average Annual Base Salary"). The Awards payable upon attainment of specified minimum, target and maximum increases for Participants are set forth in the following table:


                                                              AWARD AS A PERCENTAGE OF AVERAGE
                                                                  ANNUAL BASE SALARY UPON
                                                                       ATTAINMENT OF
                                                           -------------------------------------
                                                           MINIMUM        TARGET        MAXIMUM
PARTICIPANT                                                INCREASE      INCREASE       INCREASE
- -----------                                                --------      --------       --------
Chief Executive Officer..................................     20%           40%            80%
Chief Operating Officer..................................     20%           40%            80%
Senior Vice President....................................     15%           30%            60%
Region Vice President/General Manager....................   12.5%           25%            50%
Corporate Vice President.................................   12.5%           25%            50%
Region Vice President....................................     10%           20%            40%
Division General Manager.................................     10%           20%            40%
Director of a Corporate Department.......................     10%           20%            40%
Division Senior Staff....................................    7.5%           15%            30%


SECTION 6.  PAYMENT OF AWARD.

         (i) Awards shall be paid in cash in two installments. Fifty percent of the Award shall be paid in the next calendar year after the end of the Performance Period. The remaining fifty percent shall be paid two years after the first payment. With the exception of termination due to death, disability or retirement, a Participant must be employed with the Company on the date each installment of the Award is paid.

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         (ii) For the purposes of this Plan, retirement shall mean a
Participant's voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to (A) for those employees eligible for participation in the Company's Supplemental Retirement Plan, under the terms of that Plan and (B) for all other Participants, the terms of the Company's Employee's Pension Plan, assuming such Participants were eligible to participate or such comparable plan applicable to such Participant.

         (iii) A Participant's employment with the Company will be deemed not to be a termination of employment if the Participant's reason for termination with the Company is due to immediate employment with any Affiliate, however, the Participants' Award shall be subject to proration in accordance with
Section 7. For of this Section 6, the term "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital.

         (iv) "Disability" shall be determined according to the definition of "permanent disability" in the Company's health and welfare plan in effect at the time of the determination.

SECTION 7.  PRORATED AND PARTIAL AWARDS.

         (i) If during the years to which the Plan applies, an employee is hired or promoted into a position eligible for participation in the Plan, the employee shall be eligible to receive a prorated Award for the period of partial participation. To calculate the average base salary for a prorated Award, each year's base salary shall be prorated based on the period in which the employee was employed in the eligible position.

         (ii) If a Participant is promoted from one position to another position eligible for participation under the Plan, the Participant's Award shall be prorated for the period of time the Participant was employed within each position. The base salary in effect on the last day of each year shall be included in the calculation of the Participant's Average Annual Base Salary, irrespective of the changes of positions. Prorated awards shall be measured according to the number of months in which a Participant was employed within each position for which the Award is made.

         (iii) Partial Awards shall not be paid to a Participant if the Participant's employment is terminated prior to the last day of the Performance Period, unless the Participant's employment is terminated on account of death, disability, or retirement (as defined in Section 6). Partial Awards shall be paid in one installment in the year following the Participant's termination of employment. To determine the Average Annual Base Salary to be used in calculating a partial Award, each year's base salary shall be prorated for the period in which the Participant was employed, and the Average Annual Base Salary shall be determined as the average for the years to which the Plan applies preceding the year of termination. The partial Award shall be calculated
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on the basis of the compounded increase in COP through the end of the year preceding the Participant's termination of employment.

SECTION 9.  COMMITTEE CERTIFICATION.

         Prior to making an Award under the Plan, the Committee shall present to the Board written certification that the performance-based goal of Section 4 has, in fact, been satisfied.

SECTION 10.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN.

         The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners of the Company unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended.

SECTION 11.  GOVERNING LAW.

         The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.